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Exhibit 99.1

NEWS RELEASE
December 4, 2000
                               Contacts:    Paul S. Dunn, Investor Relations, or
                                            Henry Blissenbach, Chairman and CEO,
                                            at Chronimed Inc. (952) 979-3888

                   CHRONIMED ANNOUNCES SALE OF DIAGNOSTIC UNIT
            PROCEEDS TO FINANCE OPERATIONS AND STRATEGIC GROWTH PLANS


MINNEAPOLIS, DECEMBER 4, 2000 -- CHRONIMED INC. (NASDAQ: CHMD), today announced its sale of the assets of MEDgenesis Inc. to Medisys PLC (London: MDY.L) of Woodbridge, Suffolk, England. MEDgenesis, which is Chronimed's Diagnostic Product subsidiary, had been slated to be spun-off as a tax-free dividend to shareholders but as a result of the sale, the spin-off will not occur. The sale price of $40 million (US$) is comprised of approximately $30 million in cash and $10 million in MDY common stock, subject to certain adjustments under the sale agreement. Closing, which is subject to antitrust clearance and other conditions, is expected to occur in 30 to 60 days.

         Commenting on the sale, Henry F. Blissenbach, Chronimed's chairman and chief executive officer said, "We are pleased to complete this divestiture as part of our strategic focus on specialty pharmacy distribution. The decision to sell MEDgenesis versus spinning it off was difficult because both options presented unique opportunities to provide incremental value to shareholders. However, the Board feels that this sale will provide maximum long-term benefit to our shareholders. The proceeds from the sale of MEDgenesis will be used to finance Chronimed's strategic growth plans and working capital needs."

         Chronimed Inc. is a disease-focused drug distribution company serving the prescription drug needs of people with selected chronic health conditions. The Company distributes pharmaceuticals and provides specialized patient management services nationwide for people with long-term chronic conditions such as HIV/AIDS, organ transplant, and other diseases treated with oral and injectable biotech medications. Chronimed works directly with patients, physicians, payors, manufacturers, and wholesalers to improve clinical and cost-of-care outcomes. Chronimed's web site address is www.chronimed.com.

         As a cautionary note to investors, certain matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; pressures on gross profit margins; the Company's ability to execute its sales and marketing plans; changes in the status of managed care contracts; changes in ownership; material litigation; ability to achieve the sale off of the Company's Diagnostic Products business; and the risks described from time to time in the Company's public reports filed with the SEC.